Exhibit 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Jill Peters
(818) 871-8300
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY NAMES DAVID M. GORDON AS PRESIDENT

Calabasas Hills, CA – February 19, 2013 – The Cheesecake Factory Incorporated (NASDAQ: CAKE) today announced it named David M. Gordon as President of The Cheesecake Factory Incorporated, effective immediately.

Mr. Gordon most recently served as Chief Operating Officer of The Cheesecake Factory and Grand Lux Cafe restaurants.  His tenure with the Company spans 20 years, during which he was Regional Vice President, West Coast; Area Director of Operations; and General Manager.  He joined the Company in 1993 as a Manager.

“David is well-deserving of this promotion, as he has been instrumental in driving our restaurant operations to be more efficient and effective, while at the same time increasing our standards for quality and service.  He also plays an important role in our international expansion with his operational expertise and leadership abilities.  He is a proven leader whose integrity and commitment to excellence have earned him the trust and respect of everyone that he works with,” said David Overton, Chairman and Chief Executive Officer.

“In the past four years under David’s leadership, restaurant-level margins grew significantly, as did our guest satisfaction scores, demonstrating his ability to balance our goals of delivering an exceptional experience to our guests and running a profitable business.  I am confident in David’s ability to help lead our Company forward,” continued Overton.

Mr. Gordon replaces Michael Jannini, who left the Company to pursue other interests.

The Company also announced that it named Spero Alex as Senior Vice President of Operations of The Cheesecake Factory restaurants, effective immediately.  Mr. Alex, a 24-year veteran of the Company, most recently served as Regional Vice President, East Coast.  Previously, he was Area Director of Operations and General Manager.  He joined the Company in 1989 as a Manager.

“Spero has very broad operational experience and has demonstrated success in every role within our operations structure.  He is respected as a leader, and I know that Spero will continue to contribute meaningfully in his new role,” remarked Overton.

The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept.  The Company operates 177 full-service, casual dining restaurants throughout the U.S., including 162 restaurants under The Cheesecake Factory® mark; 14 restaurants under the Grand Lux Cafe® mark; and one restaurant under the RockSugar Pan Asian Kitchen® mark.  Internationally, three The Cheesecake Factory® restaurants operate under a licensing agreement.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 70 varieties of quality cheesecakes and other baked products.  To learn more about the Company, visit www.thecheesecakefactory.com.

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